UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

June 6, 2011

Date of Report (date of Earliest Event Reported)

Earth Dragon Resources, Inc.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53774	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Azaban Green Terrace St.
3-20-1 Minami Azabu Minato-ku
Tokyo, 106-0047 Japan
 (Address of principal executive offices and zip code)

81-(0)3-6859-8532
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Resignation of a member of the Board of Directors; Election of Directors.

On June 6, 2011, the Board of Directors (the “Board”) of Earth Dragon Resources, Inc., a Nevada corporation (the “Company”) increased the number of members of the Board to four (4).

On June 6, 2011, the Company appointed Mr. Frederick Lewon to fill the vacancy on the Board of Directors created by the increase in the number of members of the board. Mr. Lewon’s appointment was effective immediately.

Mr. Lewon, age 50, has more than 25 years of experience in the Canadian mining and energy sectors. Mr. Lewon has worked on site in various locations for different companies, giving him a practical approach that can be applied to mining operations. From 2003 to 2007 Mr. Lewon was a project supervisor for Coast Mountain Excavations. While in this position Mr. Lewon completed numerous mining and commercial projects. From 2008 to 2010 Mr. Lewon was a project supervisor and Security Head of Uranium exploration projects in the Bancroft area in Ontario for Gravhaven Mines. He completed the drilling program under budget and provided a Canadian Compliant 43-101 engineering report. He also established security protocols and safely secured all perimeters of the site and equipment, with a perfect safety record for all on-site personnel.

Mr. Lewon graduated from British Columbia Institute of Technology with a diploma of Technology in Mining, Mineral and Exploration. He has also been a member of The Mining Association of Canada since 1995.

There is no arrangement or understanding between Mr. Lewon and any other persons pursuant to which Mr. Lewon was selected as a member of the Company's Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:           June 7, 2011

EARTH DRAGON RESOURCES INC.

By:  /s/ THOMAS HERDMAN
Name:           Thomas Herdman
Title:                      President